EXHIBIT 99.1

      THEGLOBE.COM ACQUIRES BUSINESS WEB HOSTING PROPERTY, WEBJUMP.COM
 New Property Positions theglobe.com For Business-to-Business Opportunities


New York, N.Y. December 1, 1999 -- theglobe.com, (Nasdaq: TGLO) the trusted network of communities, today announced that it has acquired the assets of WebJump.com, a leader in web hosting services, primarily to businesses and professional webmasters, for $12.5 million in stock plus additional consideration of $12.5 million payable upon future performance targets. The asset acquisition bolsters theglobe.com's offerings in the area of business-to-business web services and dramatically expands the company's ability to reach web-savvy Internet users on a massive scale, extending the Network's audience by over 48 percent.

Launched in October 1998 by parent company Infonent.com, Inc., WebJump is among the fastest growing and most popular properties on the Internet. The property hosts in excess of 625,000 mostly business and professional sites, and registers approximately 1,500 new sites each day.

WebJump has consistently pioneered services that have revolutionized the value proposition of the free web hosting space, including a sub-domain naming structure that allows WebJump customers to host their web site off a short, simple "business card friendly" domain name (such as http://mysite.webjump.com), as well as allowing users to host fully qualified domains on the free service (such as http://www.mysite.com). WebJump was also the first to offer 25 megabytes of disc space and provides 24/7 live customer support within a free hosting environment.

The acquisition of WebJump.com raises theglobe.com's network reach to 6.9% according to Media Metrix* -- a 48 percent increase over the previously reported total. The integration of Webjump.com would place theglobe.com Network at #33 on the Media Metrix Top 50 Properties Rankings for October.

"Our network audience has doubled in size during the year through both acquisitions and organic growth of theglobe.com brand", said Todd Krizelman, co-Chief Executive Officer, theglobe.com. "The acquisition of WebJump further extends our network as we now offer premier business and professional free web hosting space on the Internet. This deal complements our existing strategy as we work towards integrating our group communication products, such as globeclubs, within the business community."

"This acquisition paves the way for future e-commerce and related offerings directly to the business and professional webmaster community," says Brian Shuster, President & CEO of Infonent.com. "Additionally, WebJump provides theglobe.com with an immediate and significant increase in the overall size of theglobe.com's community and enhances the value proposition to high-end advertisers."

*Media Metrix custom analysis based on October 1999 web usage data.


ABOUT THEGLOBE.COM
theglobe.com aggregates users around common themes of interest by providing the best in community services. The Company offers a network of e-mail clubs called globeclubs, as well as state-of-the-art website building tools. theglobe.com is one of the world's largest independent community sites and has been a leader in the Industry for more than four years. theglobe.com Network is comprised of theglobe.com community and leading online game sites HappyPuppy.com, GamesDomain.com, KidsDomain.com and ConsoleDomain.com.


Safe Harbor -- this press release contains financial information and includes forward-looking statements related to theglobe.com, Inc. that involve risks and uncertainties, including, but not limited to, product delivery, the management of growth, market acceptance of certain products and other risks. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about these factors that could affect theglobe.com's future results, please see the Company's filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of performance. Actual results may differ materially from management expectations. Copies of these filings are available upon request from theglobe.com's investor relations department.